Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rockwell Medical Inc. and Subsidiaries (the “Company”) on Form S-3 (Registration No. 333-266135, 333-259923, 333-228437, 333-160710, 333-148601, 333-135872 and 333-273983) and Form S-8 (Registration No. 333-266892, 333-238889, 333-237229, 333-227365, 333-204653, 333-196752, 333-189586, 333-182043, 333-176524, 333-169003, 333-160135, 333-153046, 333-146817 and 333-273985) of our report dated March 30, 2023 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2022, and for the year then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
March 21, 2024